UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2011

American Church Mortgage Company
(Exact name of registrant as specified in its charter)

Minnesota	33-87570	41-1793975
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10237 Yellow Circle Drive, Minnetonka, MN	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 945-9455

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

As previously disclosed, on September 12, 2008, American Church Mortgage Company (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Beacon Bank, as lender (the “Lender”), and a Revolving Note (the “Note”) evidencing an $8 million revolving loan (the “Revolving Loan”). Total availability under the Revolving Loan was initially limited to $4.5 million, subject to certain circumstances. Advances under the Loan Agreement were based upon, among other things, a borrowing base calculation and were available to the Company for use in connection with its general business purposes. The Revolving Loan was secured by a first priority security interest in substantially all of the Company’s assets other than collateral pledged to secure the Company’s secured investor certificates.

On October 12, 2011, the Company paid off the approximately $800,000 balance outstanding under the Note and the Loan Agreement was terminated without penalty.

The discussion herein regarding the Loan Agreement and Note is qualified in its entirety by reference to the Form of Loan and Security Agreement and the Form of Revolving Note attached as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K filed on September 17, 2008, and by reference to the Commercial Debt Modification Agreement attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 8, 2010, all of which are incorporated by reference into this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Church Mortgage Company

Date: October 18, 2011

By /s/ Scott J. Marquis

Chief Financial Officer

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